EXHIBIT 10.8
NOTE: In this exhibit, square brackets [   ] surrounding text denotes strikeout characters
STANDARD FORM BUSINESS CENTER LEASE
ARTICLE 1
PARTIES
This Lease, dated as of this 18th day of March 2003 , is made by and between Eureka Development Company LLC, a California Limited Liability Company (herein called “Landlord”) and Sierra Logic, a Delaware Corporation (herein called “Tenant”).
ARTICLE 2
PREMISES
Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain space (herein called “Premises”), having dimensions of approximately 10,200 square feet of floor area. The Premises are situated within building 9083 Foothills Boulevard (the “Building”) within the Blue Oaks Technical Center (the “Center”). The location, address and dimensions of the Building and the Premises are delineated on Exhibit “A” attached hereto and incorporated herein by reference. Said Premises and the Center are located at 9083 Foothills Boulevard, Suite 300. in the City of Roseville, County of Placer, State of California. The Common Area is defined in Article 25.
This Lease is subject to the terms, covenants and conditions herein set forth and the Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.
ARTICLE 3
USE
Tenant shall use the Premises for general office use including computer and software development and other general office use and shall not use or permit the Premises to be used for any other purpose without prior written consent of Landlord.
ARTICLE 4
MINIMUM RENT
4.1 Initial Minimum Rent. Tenant agrees to pay to Landlord as minimum rent (“Minimum Rent”), without notice or demand, the monthly sum of ELEVEN THOUSAND SEVEN HUNDRED THIRTY AND NO/100ths Dollars ($11,730.00), in advance, on or before the first day of each and every successive calendar month during the term hereof, except that the first month’s rent shall be paid upon the execution hereof. Rent for any period which is for less than one (1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said rental shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America and at such place as Landlord may from time to time designate in writing.
4.2 [  ~~Minimum Rent Adjustment. The Minimum Rent as set forth in Section 4.1 above shall be increased for each year of the term of this Lease following the first year (“Subsequent Year”) if the Consumer Price Index for Urban Wage Earners and Clerical Workers (San Francisco/Oakland/San Jose, Area: Base 1982/1984 = 100) (“Index”), as published by the United States Department of Labor, Bureau of Labor Statistics, for the “Comparison Month” (described below) increases over the Index for the calendar month which is four (4) months prior to the month in which Minimum Rent commences (“Base Month”). The Base Month Index shall be compared with the Index for the same calendar month for each Subsequent Year (“Comparison Month”). If the Index for any Comparison Month is higher than the Base Month Index, then the Minimum Rent for the Subsequent Year following the Comparison Month shall be increased commencing with the first month of such Subsequent Year by a percentage which shall be calculated by dividing the Base Month Index into that number which represents the difference, if any, when subtracting the Base Month Index from the index for any Comparison Month. In no event shall the Minimum Rent be less than that set forth in Section 4.1 above. By way of illustration only, if Tenant commences paying Minimum Rent in August of 1996, then the Base Month Index would be that for April, 1996 (assume such Index at 130) and that Index shall be compared with the Index for April  ,1997 (assume such Index at 136), and because the Index for April 1997 is 4.6% higher than the Index for April, 1996 based on the assumptions of 136 and 130, respectively, the Minimum Rent commencing in August of 1997 would be 4.6% higher than the Minimum Rent for the month of August, 1996; likewise the Index for April, 1998 would be compared with the Index for April, 1996.~~

~~Should said Bureau discontinue the publication of the above Index, or publish the same less frequently, or after the same in some other manner, then Landlord shall adopt a substitute index or substitute procedure which reasonably reflects and monitors consumer prices.~~]
ARTICLE 5
TERM
5.1 Commencement. The Lease term shall be sixty-three (63) Months, plus any partial month in which the rental commences. The parties hereto acknowledge that certain obligations under various articles hereof may commence prior to the Lease term, i.e., construction, hold harmless, liability insurance, etc.; and the parties agree to be bound by these articles prior to commencement of the Lease term. The lease term shall commence (“Commencement Date”) (check applicable box):
☑.	On June 1, 2003 , if the Premises are being leased in its “as is” condition or subject to such incidental work as is to be performed by Landlord prior to said date (this work, if any, to be set forth in the attached Exhibit “B” attached hereto and incorporated herein by reference and, in this latter event, the rental shall commence on said date only if Landlord shall have substantially completed said work).
☐.	Upon substantial completion of Landlord’s Work as set forth in Exhibit “B” attached hereto and incorporated herein by reference, or when the Tenant opens for business, whichever is sooner. Subject to delay by causes beyond the reasonable control of Landlord, or attributable to Tenant’s action or inaction, Landlord shall use reasonable speed and diligence in the construction of the Premises after the commencement of such construction, and shall use best efforts to perform the work to be performed by Landlord, as specified in Exhibit “B”, but failure so to complete the work in the time specified in Exhibit “B” shall in no way affect the validity of this lease or the obligations of Tenant under this Lease, nor shall Tenant have any claim against Landlord on account thereof. The Premises shall be treated as having been completed in accordance with the requirements of Exhibit “B”, on the first day of which Landlord gives Tenant notice that Landlord has substantially completed the work to be performed by Landlord according to Exhibit “B”, and such other work in the Center as well, upon reasonable completion thereof, enable Tenant reasonably to use the Premises for the use specified in Article 3 upon completion of Tenant’s Work, for which provision is made in Exhibit “C” attached hereto and incorporated by reference, and concurrent completion of common facilities in the Center reasonably needed for access to and egress from the Premises. “Substantial completion”, as used in this Article 5, shall mean completed to such an extent that Tenant may reasonably commence the work to be performed by Tenant under Exhibit “C” without undue interference with the balance of the work to be performed by Landlord in the Premises, in accordance with Exhibit “B” or undue interference by Landlord with the work to be performed by Tenant in the Premises in accordance with Exhibit “C”.
5.2 Tenant’s Work. Tenant’s “Construction and Fixture Period” shall commence upon substantial completion by Landlord of the work to be performed by Landlord in accordance with Section 36.10. Tenant shall, during Tenant’s Construction and Fixture Period, perform, at Tenant’s own cost and expense, all of Tenant’s Work, and shall equip the Premises with all trade fixtures and personal property suitable or appropriate to the regular and normal operation of the type of business in which Tenant is engaged, and Tenant shall open for business as soon as possible after substantial completion by Landlord of Landlord’s work, as specified in Section 36.10. In any event, Tenant agrees to open for business not later than the end of Tenant’s Construction and Fixture Period. Rent shall commence at the start of the Construction and Fixture Period.
5.3 Performance of Landlord’s Work. Except to the extent to which Tenant shall have given Landlord notice, not later than the end of the second full calendar month next beginning after the Commencement Date, of those matters which Landlord has not performed its obligations under Section 36.10, Tenant shall have no claim that Landlord has failed to perform any of Landlord’s obligations under Section 36.10.
ARTICLE 6
SECURITY DEPOSIT
Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of ELEVEN THOUSAND SEVEN HUNDRED THIRTY AND no/100ths Dollars ($11,730.00) in addition to the first month’s rent. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provisions of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord option, to the last assignee of Tenant’s interest hereunder) within ten (10) days following the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, said deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Article 6, and the return thereof in accordance herewith. The holder of a mortgage on property which includes the Premises shall never be responsible to Tenant for the return or application of any such deposit, whether or not such holder succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder. Tenant shall also provide a letter of credit equal to one (1) year’s equivalent of rent ($140,760.00) which shall be released within ten (10) days of Tenant’s next round of funding after Landlord has had a chance to review all documentation with regards to burn rate and financial information. This shall occur only if Tenant is not in default of their Lease and shall be at Landlord’s sole discretion, which shall not be unreasonably withheld.
ARTICLE 7
ADDITIONAL CHARGES
7.1 Percentage Rent
     [ ~~(a) In addition to the Minimum Rent to be paid by Tenant pursuant to Article 4, Tenant shall pay to Landlord at the time and in the manner herein specified additional rent in an amount equal to n/a percent ( %) of the amount of Tenant’s gross sales made in, upon or from the Premises during each calendar year of the Lease term, less the aggregate amount of the Minimum Rent previously paid by Tenant for said calendar year.~~
     ~~(b) Within thirty (30) days after the end of each calendar month following commencement of rents, Tenant shall deliver to Landlord a statement showing the gross sales for such calendar month, and, if same is due, a payment equal to said hereinabove stated percentage of the total monthly gross sales made in, upon, or from the Premises during each calendar month, less the Minimum Rent for such prior calendar month, if previously paid. Said payment shall be made with the succeeding month’s regular rental payment. Within sixty (60) days after the end of each calendar year of the term hereof, Tenant shall furnish to Landlord the annual statement described in Section 7.1 (d) below, showing the total gross sales by months made in, upon, or from the Premises during the preceding calendar year, at which time an adjustment shall be made between Landlord and Tenant to the end that the total percentage rent paid for each such calendar year shall be a sum equal to said hereinabove stated percentages of the total gross sales made in, upon, or from the Premises during each calendar year of the term hereof, less the Minimum Rent pursuant to Article 4 for each such calendar year, if previously paid, so that the percentage rent, although payable monthly, shall be computed and adjusted on an annual basis.~~
     ~~(c) The term “gross sales” as used in this lease shall include the entire gross receipts of every kind and nature from sales and services made in, upon, or from the Premises, whether upon credit or for cash, in every department operating in the Premises, whether operated by the Tenant or by a subtenant or subtenants, or by a concessionaire or concessionaires, excepting therefrom any rebates and/or refunds to customers and the amount of all sales tax receipts which has to be accounted for by Tenant to any government, or any governmental agency. Sales upon credit shall be deemed cash sales and shall be included in the gross sales for the period which the merchandise is delivered to the customer, whether or not title to the merchandise passes with delivery.~~
     ~~(d) Tenant shall utilize, and cause to be utilized, cash registers equipped with sealed continuous totals to record all gross sales, and Tenant shall keep on the Premises for at least three (3) years after the expiration of each Lease year records, conforming to usual accounting practices, showing all of the gross sales at or from the Premises for such Lease year, including all tax reports, sales slips, sales checks, bank deposit records and other supporting data. Within fifteen (15) days after the end of each calendar quarter, or portion thereof, included in the Lease term, Tenant shall furnish Landlord, at the place at which rent is payable, a statement, certified by one of Tenant’s Executive Officers, of Tenant’s gross sales during such quarter or portion thereof; and, on or before March 1 in each calendar year included in the Lease term and within sixty (60) days after the end of the Lease term. Tenant shall furnish Landlord a statement, hereinafter called the “annual statement”, certified by an independent Certified Public Accountant approved by Landlord, of Tenant’s gross sales during the preceding Lease year. Landlord shall have the right from time to time, using its accountants or representatives, to audit all annual statements of gross sales and, in connection with such audits, to examine all of Tenant’s records (including all supporting data) of gross sales disclosed in any annual statement given to Landlord by Tenant; and Tenant shall make all such records readily available for such examination. If any such audit discloses that the actual gross sales by Tenant exceed those reported by more than two percent (2%), Tenant shall pay the cost of such audit and examination. In any event, Tenant shall pay Landlord any percentage rents due under such audit. If such audit shall disclose any willful or substantial inaccuracies, this Lease may thereupon be canceled and terminated, at the option of Landlord . If is further agreed that Landlord shall never be treated as a partner or associate of Tenant in the conduct of Tenant’s business, nor shall Landlord be liable for any debts incurred by Tenant in the conduct of Tenant’s business or otherwise; but it is understood and agreed that the relationship is and at all times shall remain that of Landlord and Tenant.~~ ]

7.2 Adjustments
     (a) In addition to the Minimum Rent provided in Article 4 hereinabove, and commencing at the same time as any rental commences under this Lease, Tenant shall pay as additional rent to Landlord the following items, herein called Adjustments:
     (1) All real estate taxes, bonds or other assessments and insurance premiums on the Premises, including land, building, and improvements thereon. Said real estate taxes shall include all real estate taxes and assessments that are levied upon and/or assessed against the Premises, including any taxes which may be levied on rents. Said insurance shall include all insurance premiums required to be paid by Tenant pursuant to Article 8 hereinbelow. Said taxes and insurance premiums for purpose of this provision shall be reasonably apportioned in accordance with the total floor area of the Premises as it relates to the gross leasable floor area of the Center which is from time to time completed as of the first day of each calendar quarter (provided, however, that if any other tenants in the Center pay taxes directly to any taxing authority or carry their own insurance, as may be provided in their lease, their square footage shall not be deemed a part of the floor area).
     (2) That percent of the total cost of the following items as Tenant’s total floor area bears to the gross leasable floor area of Blue Oaks Technical Center which is from time to time completed as of the first day of each calendar quarter:
     (i) All real estate taxes, including bonds and assessments, all insurance costs, and all costs to maintain, repair, and replace the “Common Area” of the Center, which includes all areas outside the building wall footprints plus building roofs and exterior walls, parking lots, sidewalks, driveways and other areas used in common by the tenants of the Center, such costs including, but not limited to, landscaping, lighting, security and rubbish removal in connection with such areas.
     (ii) All property management costs to supervise and administer the Premises, Buildings, Project and Common Area. Said costs shall include such fees as may be paid to a third party or an affiliate of the Landlord in connection with same and shall also include, as a separate charge, a market competitive property management fee and a fee payable to Landlord to supervise and administer the common area and the premises in an amount equal to ten percent (10%) of the total costs of Section 7.2(a) (2) (i) above.
     (iii) Any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the Premises or the parking facilities serving the Premises.
     (b) Upon the Commencement Date Landlord shall submit to Tenant a statement of the anticipated monthly Adjustments for the period between such commencement and the following January and Tenant shall pay these Adjustments on a monthly basis concurrently with the payment of the Rent. Tenant shall continue to make said monthly payments until notified by Landlord of a change thereof. By March 1 of each year Landlord shall endeavor to give Tenant a statement showing the total Adjustments for the Center for the prior calendar year and Tenant’s allocable share thereof, prorated from the Commencement Date. In the event the total of the monthly payments which Tenant has made for the prior calendar year be less than the Tenant’s actual share of such Adjustments then Tenant shall pay the difference in a lump sum within ten (10) days after receipt of such statement from Landlord and shall concurrently pay the difference in monthly payments made in the next calendar year and the amount of monthly payments which are then calculated as monthly Adjustments based on the prior year’s experience. Any overpayment by Tenant shall be credited towards the monthly Adjustments next coming due. The actual Adjustments for the prior year shall be used for purposes of calculating the anticipated monthly Adjustments for the then current year with actual determination of such Adjustments after each calendar year as above provided; excepting that in any year in which resurfacing of the parking area of the Center is contemplated, Landlord shall be permitted to include the anticipated cost of same as part of the estimated monthly Adjustments. Even though the term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s share of said Adjustments for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Adjustments previously paid and, conversely, any overpayment made shall be immediately rebated by Landlord to Tenant. Failure of Landlord to submit statements as called for herein shall not be deemed to be a waiver of Tenant’s requirement to pay sums as herein provided.
ARTICLE 8
INSURANCE AND INDEMNITY
8.1 Insuring Party. As used in this Article 8, the term “insuring party” shall mean the party who has the obligation to obtain the insurance required hereunder. This insuring party shall be designated in each Section of this Article 8. Whether the insuring party is Landlord or Tenant, Tenant shall, as additional rent for the Premises, pay the cost of all insurance so obtained.
8.2 Liability Insurance. Tenant shall, at Tenant’s expense obtain and keep in force during the term of this Lease, as the insuring party under this Section 8.2, a policy of Combined Single Limit, Bodily Injury and Property Damage Insurance insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be a combined single limit policy in an amount not less than Two Million Dollars ($2,000,000). The policy shall contain cross liability endorsements and shall insure performance by Tenant of the indemnity provisions of this Article 8. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. Said insurance shall have a Landlord’s Protective Liability endorsement attached thereto. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain the same, but at the expense of Tenant. Not more frequently than each year, if, in the reasonable opinion of Landlord, the amount of liability insurance required hereunder is not adequate, Tenant shall increase said insurance coverage as required by Landlord; provided, however, that in no event shall the amount of the liability insurance increase be more than fifty percent (50%) greater than the amount thereof during the preceding year of the term of this Lease. However, the failure of Landlord to require any additional insurance coverage shall not be deemed to relieve Tenant from any obligations under this Lease.
8.3 Property Insurance
     (a) Landlord, as insuring party under this Section 8.3, shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, in the amount of ninety percent (90%) of the replacement value thereof, as the same may exist from time to time against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk) and sprinkler leakage. Said insurance shall provide for payment of loss thereunder to Landlord or to the holders of mortgages or deeds of trust on the Premises. Landlord shall, in addition, obtain and keep in force during the term of this Lease a policy of rental income insurance covering a period of one (1) year, with loss payable to Landlord, which insurance shall also cover all real estate taxes and insurance costs for said period. The cost of all insurance provided by Landlord will be payable by the Tenant as set forth in Article 7.2
     (b) Tenant shall pay for any increase in the property insurance of other building or buildings in the Center if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises. It is provided, however, that Tenant shall not be required to pay for any such increases in insurance costs of adjacent properties unless such increased insurance costs was the result of unusual features of Tenant’s occupancy of the Premises or of Tenant’s unusual acts or omissions, the intent of the parties being to require Tenant to be financially responsible to the extent of such cost increases for creating situations of unusual hazard on the Premises not reasonably contemplated by the use to which the Premises shall be put pursuant to Article 3 above.
     (c) Landlord will not insure Tenant’s fixtures, equipment or Tenant improvements unless the Tenant improvements have become a part of the Premises under Article 11 hereof. Tenant shall have such responsibility in accordance with Section 8.7 hereinbelow.
     (d) Not more frequently than once each year, if, in the opinion of Landlord, the amount of property insurance required hereunder is not adequate, Landlord shall increase said insurance coverage as determined by Landlord. However, such increase may be more frequent than each year if required by the insurance carrier in order to maintain insurance for the full replacement value of the Premises.
8.4 Insurance Policies. Insurance required hereunder shall be in companies holding a “General Policyholders Rating” of A or better as set forth in the most current issue of “Best’s Insurance Guide”. The insuring party shall deliver to the other party copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modifications except after ten (10) days prior written notice to Landlord. If Tenant is the insuring party, Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Section 8.3. If Tenant does or permits to be done anything which shall increase the cost of the insurance policies referred to in Section 8.3, then Tenant shall forthwith upon Landlord’s demand reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing such increase in the cost of insurance. If Landlord is the insuring party and if the insurance policies maintained hereunder cover other improvements in addition to the Premises, Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.
8.5 Waiver of Subrogation. Tenant and Landlord each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damages. The insuring party shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. Notwithstanding, the waiver of subrogation would not be effective if its inclusion would cancel an insurance policy of any party.
8.6 Indemnity. Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere and shall further indemnify and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of the Tenant, or any of such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord, to the extent such claim arises from Tenant’s use. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord, except in the event of Landlord’s negligence or default hereunder.

8.7 Exemption of Landlord from Liability. Except in the event of Landlord’s, his agent’s, or employee’s negligence, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the improvements, trade fixtures, contents, goods, wares, merchandise or other property of Tenant (“Tenant’s Contents”), Tenant’s employees, invitees, customers, or any other person in or about the Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building in which the Premises are located. Tenant shall maintain the following insurance coverage with respect to the insurable losses contemplated by this Section 8.7 during the term of this Lease insuring Landlord, Tenant and any lender of record encumbering the Premises, with full waiver of subrogation:
     (a) against fire, extended coverage and vandalism and malicious mischief perils, including coverage for Tenant’s Contents, in an amount of not less than ninety percent (90%) of the full replacement cost thereof.
     (b) Broad form boiler and machinery insurance on a blanket repair and replacement basis with limits per accident not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air conditioning equipment, miscellaneous electrical apparatus and all other insurable objects owned or operated by Tenant or by others (other than Landlord) on behalf of Tenant in the Premises or relating or serving the Premises;
     (c) Business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all such perils insured against in Section 8.7(a) and 8.7(b) above; and
     (d) Workmen’s compensation insurance covering all Tenant’s employees working in the Premises.
8.8 Additional Insurance. Notwithstanding any provisions to the contrary contained in this Lease, the insuring party shall also provide insurance against damage by such other perils as any mortgage lending institution holding a mortgage on the Premises may from time to time require against damage by such other perils as mortgage lending institutions generally may from time to time require in case of similar properties and in such amounts.
8.9 Blanket Policy. If at any time during the term of this Lease the insuring party shall have in full force and effect a blanket policy of general liability insurance and/or property insurance with the same coverage for the Premises or for Tenant’s property as applicable all as described above, as well as coverage of other premises and properties of the insuring party or in which the insuring party has some interest, such blanket insurance shall satisfy the requirements hereof.
ARTICLE 9
USES PROHIBITED
Tenant shall not do nor permit anything to be done in or about the Premises, nor bring or keep anything therein which is not within the permitted use of the Premises, which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, nor cause a cancellation of any insurance policy covering said Building or the Center or any part thereof or any of its contents. Tenant shall not do nor permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Center or injure or annoy them nor use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose; nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit nor allow to be committed any waste in or upon the Premises.
ARTICLE 10
COMPLIANCE WITH LAW
     Tenant shall not use the Premises, nor permit anything to be done in or about the Premises, which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 11
ALTERATIONS AND ADDITIONS
Tenant shall not make or allow to be made any alterations, additions or improvements to or of the Premises or any part thereof excepting non-structural interior alterations not exceeding Five Thousand Dollars ($5,000.00) in cost without first obtaining the written consent of Landlord, and any alterations, additions or improvements to or of said Premises, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall at once become a part of the realty and belong to the Landlord and shall be surrendered with the Premises. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. Notwithstanding anything to the contrary herein, no installation, alterations, additions or improvements to or of any electrical system or outlet to or of the Premises, or any part thereof, shall be made, or allowed to be made by Tenant without first obtaining the written consent of Landlord. Upon the expiration or sooner termination of the term hereof, Tenant shall, upon written demand by Landlord, give at least thirty (30) days prior to the end of the term, at Tenant’s sole cost and expense, forthwith and with all due diligence, remove any alterations, additions, or improvements made by Tenant designated by Landlord to be removed, including trade fixtures, movable furniture and inventory, and Tenant shall, forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises caused by such removal.
ARTICLE 12
REPAIRS
12.1 Tenant’s Repairs. By entry hereunder, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition and repair (except as hereinafter provided with respect to Landlord’s obligations) including, without limitation, the maintenance, replacement and repair of any storefront, doors, window casements, glazing, heating and air-conditioning system (when there is an air conditioning system, Tenant shall obtain a service contract for repairs and maintenance of said system, said maintenance contract to conform to the requirements under the warranty, if any, on said system), pest control, plumbing, pipes, electrical system, electrical wiring, outlets, fixtures, lighting and conduits. Tenant shall, upon the expiration or sooner termination of the term of this Lease, surrender the Premises to the Landlord in good condition, broom clean, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Any damage to adjacent premises caused by Tenant’s use of the Premises shall be repaired at the sole cost and expense of Tenant.
12.2 Landlord’s Repairs. Notwithstanding the provisions of Section 12.1 hereinabove, Landlord shall, subject to Tenant’s reimbursement as provided in Section 7.2(a)(2)(i), repair and maintain the structural portions of the Building, including the exterior walls and roof, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by the Tenant, its agents, servants, employees, invitees, or any damage caused by breaking and entering, in which case Tenant shall pay to Landlord the actual cost of such maintenance and repairs. Landlord shall not be liable for any failure to make such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under any law, statutes or ordinance now or hereafter in effect. Landlord may, at Landlord’s election, provide, through a third party vendor, regular inspections and periodic maintenance but not repairs for HVAC. Any repairs to the HVAC system shall be the Tenant’s responsibility pursuant to Article 12.1 above. The cost of said inspections and maintenance provided by the Landlord shall be paid by the Tenant as an adjustment pursuant to Article 7.2.
ARTICLE 13
LIENS
Tenant shall keep the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Landlord may require, at Landlord’s sole option, that Tenant shall provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1 1/2) times the estimated cost of any improvements, additions, alterations in the Premises which the Tenant desires to make, to insure Landlord against any liability for mechanics’ and materialmen’s liens and to insure completion of the work.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
Tenant shall not voluntarily, or by operation of law, assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Tenant’s interest in this lease or in the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld. Any attempt to assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant from Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. In the event that Landlord shall consent to a sublease or assignment under the provisions of this Article 14, Tenant shall pay Landlord’s reasonable attorney’s fees incurred in connection with giving such consent. Prior to such approval by Landlord of subletting or assignment, Tenant shall provide Landlord with information concerning the proposed assignee’s or subtenant’s financial responsibility. Further, if for any proposed assignment or sublease Tenant receives rent or other consideration either initially or over the term of the assignment of sublease, in excess of the rent called for hereunder, or in case of the sublease of a portion of the Premises in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder taken into account, Tenant shall pay to Landlord as additional rent hereunder all of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.
ARTICLE 15
UTILITIES
Tenant shall pay for all water, gas, heat, light, power and sewer charges, telephone service and all other services and utilities supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises.
ARTICLE 16
PERSONAL PROPERTY TAXES
Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, fixtures, and any other personal property located in the Premises. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures, and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.
ARTICLE 17
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the rules and regulations affecting the Center that Landlord shall from time to time promulgate and/or modify. The rules and regulations shall be binding upon the Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any said rules and regulations by any other tenants or occupants of the Center.
ARTICLE 18
HOLDING OVER
If Tenant shall remain in possession of the Premises after the expiration of the term of this Lease, Tenant will be deemed to be occupying the Premises as a tenant-at-sufferance subject to all the covenants and obligations of this Lease and at a daily rental of twice the per diem Minimum Rent provided hereunder, computed on the basis of a thirty (30) day month, and Tenant will vacate the Premises and deliver the same to Landlord upon Tenant’s receipt of notice from Landlord to vacate the Premises. If any Property not belonging to Landlord remains at the Premises after the expiration of the term of this Lease, Tenant hereby authorizes Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant. In the event that such property belongs to someone other than Tenant, Tenant agrees to indemnify and hold Landlord harmless from all suits, actions, liabilities, losses, damages and expenses in connection with or incident to any removal, exercise of dominion over and/or disposition of such property by Landlord.
ARTICLE 19
ENTRY BY LANDLORD
Landlord reserves, and with 24 hour notice and during normal business hours except in the case of an emergency, the right to enter the Premises to inspect the same, to submit said Premises to prospective purchasers or tenants, to post notices of non-responsibility, to repair the Premises and any portion of the Building of which the Premises are a part that Landlord may deem necessary or desirable, without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be unreasonably blocked thereby, and further providing that the business of the Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord shall have the right to use any and all means which Landlord may deem proper to gain access in an emergency, in order to obtain entry to the Premises without liability to Tenant except for any failure to exercise due care for Tenant’s property and any entry to the Premises obtained by Landlord by any means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

ARTICLE 20
TENANT’S DEFAULT
20.1 Events of Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:
     (a) Failure to pay Minimum Rent, adjustments, additional rent or any other monetary obligation which Tenant is required to pay under this lease when due.
     (b) Abandonment or vacation of the Premises or any substantial portion thereof (failure to occupy and operate the Premises for ten (10) consecutive days shall be deemed an abandonment and vacation).
     (c) Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.
     (d) The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.
20.2 Notices of Default. Notices given under this Article 20 shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.
ARTICLE 21
LANDLORD’S REMEDIES
Landlord shall have the following remedies if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.
21.1 Tenant’s Right to Possession Not Terminated. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Section 21.1 shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.
21.2 Termination of Tenant’s Right to Possession. Landlord can terminate Tenant’s right to possession of the Premises at any time. No act by the Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to recover from Tenant:
     (a) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;
     (b) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;
     (c) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and
     (d) Any other amount, and court costs, necessary to compensate Landlord for all detriment approximately caused by Tenant’s default.

“The worth, at the time of the award”, as used in Section 21.2(a) and 21.2(b), is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth, at the time of the award”, as referred to in Section 21.2(c), is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).
21.3 Appointment of Receiver. If Tenant is in default of this Lease, Landlord shall have the right to have a receiver appointed to collect rent and conduct Tenant’s business. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate this Lease.
21.4 Landlord’s Right to Cure Tenant’s Default. Landlord, at any time after Tenant commits a default, can cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the rate of ten percent (10%) per annum from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional rent.
ARTICLE 22
DEFAULT BY LANDLORD
Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to damages and/or an injunction.
ARTICLE 23
RECONSTRUCTION
In the event the Premises are damaged by fire or other perils covered by extended coverage insurance, Landlord agrees to forthwith repair same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the Minimum Rent from the date of damage and while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried on by the Tenant in the Premises. If the damage is due to the fault or neglect of Tenant or its employees, there shall be no abatement of rent. In the event the Premises are damaged as a result of any cause other than the perils covered by fire and extended coverage insurance, then Landlord shall have the option: (1) to repair or restore such damage, this Lease continuing in full force and effect, but the Minimum Rent to be proportionately reduced as provided hereinabove in this Article 23; or (2) give notice to Tenant any time within sixty (60) days after such damage, terminating this Lease as of the date specified in such notice, which date shall be no more than thirty (30) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate on the date so specified in such notice and the Minimum Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage interfered with the business carried on by the Tenant in the Premises, shall be paid up to the date of such termination. Notwithstanding anything to the contrary contained in this Article 23, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered in this Article 23 occurs during the last twenty-four (24) months of the term of this Lease or any extension thereof. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any leasehold improvements, fixtures, or other personal property of Tenant.
ARTICLE 24
EMINENT DOMAIN
If more than twenty five percent (25%) of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at its option, within sixty (60) days after said taking, to terminate this Lease upon thirty (30) days written notice. If less than twenty five percent (25%) of the Premises are taken, or if more than twenty five percent (25%) is taken and neither party elects to terminate as herein provided, the Minimum Rent thereafter to be paid shall be equitably reduced. If any part of the Center other than the Premises may be so taken or appropriated, Landlord shall within sixty (60) days of said taking have the right at its option to terminate this Lease upon written notice to Tenant. In the event of any taking or appropriation whatsoever, Landlord shall be entitled to any and all awards and/or settlements which may be given and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

ARTICLE 25
PARKING AND OTHER COMMON AREA
All areas within the exterior boundaries of the Center which are not now or hereafter held for lease or occupation by Landlord or used by other persons entitled to occupy floor space in the Center shall be deemed Common Areas. Landlord may make changes at any time and from time to time in the size, shape, location, and extent of the Common Area, and no such change shall entitle Tenant to any abatement of Rent. Landlord covenants that except as otherwise provided hereinbelow, an area approximately equal to the Common Area which includes automobile parking, shall be at all times available for the non-exclusive use of Tenant during the full term of this Lease or any extension of the term hereof, provided that the condemnation or other taking by any public authority, or sale in lieu of condemnation, of any or all of such Common Area shall not constitute a violation of this covenant; provided further, however, that Landlord reserves the right to change the entrances, exits, traffic lanes and the boundaries and locations of such Common Area including automobile parking and to construct buildings and other improvements thereon if in the sole good faith judgment of Landlord such construction shall be for the overall benefit of the Center and will not substantially interfere with ingress and egress from the Premises or the flow of vehicular traffic in the Center.
25.1 Maintenance. Landlord shall keep said Common Area, including automobile parking, in a neat, clean and orderly condition and shall repair any damage to the facilities thereof, but all expenses in connection with said Common Area including automobile parking shall be charged and prorated in the manner as set forth in Section 7.2(a).
25.2 Common Rights. Tenant, for the use and benefit of Tenant, its agents, employees, customers, licensees and subtenants, shall have the non-exclusive right in common with Landlord, and other present and future owners, tenants and their agents, employees, customers, licensees and sub-tenants, to use said Common Area during the entire term of this Lease, or any extension thereof, for ingress and egress, and automobile parking.
25.3 Rules and Regulations. Tenant, in the use of said Common Area, agrees to comply with such reasonable rules, regulations and charges for parking as Landlord may adopt from time to time for orderly and proper operation of said Common Area. Such rules may include but shall not be limited to the following: (1) the restricting of employee parking to a limited, designated area or areas; and (2) the regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant.
25.4 Special Assessments. Tenant will be subject to any Special Assessment which may be levied in the sole discretion of Landlord from time to time with respect to particular or extraordinary costs or expenses which have been incurred by Landlord and/or the Center in respect of materials or services furnished at the request, with the consent of or otherwise required by any special use of the Common Area by Tenant as opposed to uses otherwise generally enjoyed by all tenants of the Center. Such Special Assessment shall be considered as additional rental under this Lease which shall be due and payable to Landlord upon demand.
ARTICLE 26
SIGNS
Tenant may affix and maintain upon the glass panes and supports of the show windows and within twelve (12) inches of any window and upon the exterior walls of the Premises only such signs, advertising, placards, names, insignia, trademarks and descriptive material as shall have first received the written approval of Landlord as to type, size, color, location, copy nature and display qualities. Landlord shall not withhold such written approval of such signage material so long as it conforms with the Signage Criteria attached hereto as Exhibit D and incorporated herein by this reference. Anything to the contrary in this Lease notwithstanding, Tenant shall not affix any sign to the roof. Tenant shall, however, erect one sign on the front of the Premises not later than the date Tenant opens for business, in accordance with a design to be prepared by Tenant and approved in writing by Landlord.
ARTICLE 27
DISPLAYS
Tenant may not display or sell merchandise or allow grocery carts or other similar devices within the control of Tenant to be stored or to remain outside the defined exterior walls and permanent doorways of the Premises. Tenant further agrees not to install any exterior lighting, amplifiers or similar devices or use in or about the Premises any advertising medium which may be heard or seen outside the Premises, such as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts.
ARTICLE 28
AUCTIONS
Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction by voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

ARTICLE 29
HOURS OF BUSINESS
[~~Subject to the provisions of Article 23 hereof, Tenant shall continuously during the entire term hereof conduct and carry on Tenant’s business in the Premises and shall keep the Premises open for business and cause Tenant’s business to be conducted therein during the usual business hours of each and every business day as is customary for businesses of like character in the county in which the Premises are located to be open for business; provided, however, that this provision shall not apply if the Premises should be closed and the business of Tenant temporarily discontinued therein on account of strikes, lockouts or similar causes beyond the reasonable control of Tenant. Tenant shall keep the Premises adequately stocked with merchandise, and with sufficient sales personnel to care for the patronage, and to conduct said business in accordance with sound business practice. In the event of breach by the Tenant of any of the conditions contained in this Article 29, the Landlord shall have, in addition to any and all remedies herein provided, the right at its option to collect not only the Minimum Rent herein provided, but additional rent at the rate of one-thirtieth (1/30) of the Minimum Rent herein provided for each and every day that the Tenant shall fail to conduct its business as herein provided; said additional rent shall be deemed to be in lieu of any percentage rent that might have been earned during such period of the Tenant’s failure to conduct its business as herein provided.~~ ]
ARTICLE 30
RESTRICTION OF TENANT
[ ~~30.1 Area. In recognition of the fact that this Lease provides for a percentage rent based on sales made by Tenant in or from the Premises, Tenant agrees (insofar as, and to the extent that, it is lawful so to agree) that for the period commencing with the execution of this Lease and ending at the end of the term hereof, neither Tenant nor any of Tenant’s affiliated, parent or subsidiary businesses, firms or companies will operate, directly or indirectly, another store, department or concession in another store under the name of the Tenant, or the name under which Tenant does business in the Premises, or which is identifiable with the operation conducted in the Premises, within a reasonable area of the Premises, without the prior consent of Landlord, Tenant agreeing with Landlord that the area within a circle having as its center the Premises and having a radius of (five (5) miles as a reasonable area for this purpose.~~
 ~~30.2 Remedy. In addition to any other remedy otherwise available to Landlord for breach of this covenant, it is specifically agreed that, at Landlord’s election, any and all sales made in and from any such other store, department or concession shall be included in the computation of percentage rent due hereunder, as if such gross sales had been made from the Premises.~~ ]
ARTICLE 31
LANDLORD’S LIABILITY
Tenant specifically agrees to look solely to Landlord’s then equity interest in that part of the Center at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trusts of which any person from time to time holding Landlord’s interest is trustee, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any other action not involving the personal liability of Landlord, or any successor holder of Landlord’s interest hereunder, or any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Center. In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages by reason of Landlord’s breach or default of the terms of this Lease.
ARTICLE 32
ASSIGNMENT OF RENTS
32.1 Assumption. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees as follows:
     (a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligation of Landlord hereunder, unless such holder, or ground lessor, shall by notice sent to Tenant, specifically otherwise elect, and
     (b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.
32.2 Leaseback. Where a party acquires Landlord’s interest in property (whether land only, or land and buildings) which includes the Premises, and simultaneously leases the same back, such acquisition shall not be treated as an assumption of Landlord’s position hereunder, and this Lease shall thereafter be subject and subordinate at all times to such lease.

ARTICLE 33
FINANCIAL STATEMENTS
At any time during the term of this Lease, Tenant shall, upon ten (10) days prior written notice from Landlord, provide any institutional lender which is negotiating with Landlord for interim, construction or permanent financing during the term of this Lease, with a confidential current financial statement and financial statements for each of the two (2) years prior to the then current fiscal statement year. Such statements shall be sent directly to such institutional lender and not through Landlord. Such current statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.
ARTICLE 34
 ~~LANDLORD’S RIGHT TO RELOCATE PREMISES~~
[~~Landlord shall have the right to relocate the Premises to another part of the Center in accordance with the following:~~
~~34.1 Decor. The new Premises shall be substantially the same in size, dimensions, configuration, decor, and nature as the Premises described in this Lease, and shall be placed in that condition by Landlord at its cost.~~
~~34.2 Relocation. The physical relocation of the Premises shall be accomplished by Landlord at its cost.~~
~~34.3 Notice. Landlord shall give Tenant at least thirty (30) days notice of Landlord’s intention to relocate the Premises.~~
~~34.4 Time. The physical relocation of the Premises shall take place on a weekend and shall be completely accomplished before the Monday following the weekend in which the relocation takes place. If the physical relocation has not been completed in that time, rent shall abate in full from the time the physical relocation commences to the time it is completed.~~
~~34.5 Costs. All incidental costs incurred by Tenant as a result of the relocation, including, without limitation, costs incurred in changing address on stationary, business cards, directories, advertising, and other such items, shall be paid by Landlord, in a sum not to exceed Five Hundred Dollars ($500.00).~~
~~34.6 Frequency. Landlord shall not have the right to relocate the Premises more than two (2) times during the term of this Lease.~~
~~34.7 Size. If the relocated Premises are smaller than the Premises as they existed before the relocation, rent shall be reduced to a sum computed by multiplying the rent specified in Section 4.1 by a fraction, the numerator of which shall be the total number of square feet in the relocated Premises and the denominator of which shall be the total number of square feet in the Premises before the relocation.~~
~~34.8 Amendment. The parties shall immediately execute an amendment to this Lease stating the relocation of the Premises and the reduction of rent, if any.~~]
ARTICLE 35
MISCELLANEOUS
35.1 Plats and Riders. Clauses, plats, riders and addendums, if any, affixed to this Lease are a part hereof.
35.2 Waiver. The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of such terms, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding defaults at the time of such rent.
35.3 Joint Obligation. If there be more than one Tenant the obligations hereunder imposed shall be joint and several.
35.4 Marginal Headings. The marginal headings and titles to the Sections and Articles of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.
35.5 Time. Time is of the essence of this Lease and of the performance of each and all of its provisions in which performance is a factor.
35.6 Successors and Assigns. The covenants and conditions herein contained, subject to the provision as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

35.7 Recordation. Neither Landlord nor Tenant shall record this Lease, but a short form memorandum hereof may be recorded at the request of Landlord.
35.8 Quiet Possession. Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.
35.9 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the premises. Accordingly, if any installment of rent or any sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after due date specified by this lease, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of all outstanding charges, included but not limited to the base rental amount, tenant improvements financed and common area maintenance charges, but in no event less than Fifty Dollars ($50.00), plus any attorneys’ fees incurred by Landlord by reason of Tenants failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charges represent a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Tenant hereby agrees that if Tenant is subject to a late charge for two (2) consecutive months, Minimum Rent for the following twelve (12) months shall automatically be adjusted to be quarterly rental, payable in advance, commencing upon the first day of the month following such consecutive late month and continuing for the next twelve (12) months on a quarterly basis in advance.
35.10 Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purposes. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.
35.11 Inability to Perform. This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because the Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, acts of God, or any other cause beyond the reasonable control of the Landlord.
35.12 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall be in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.
35.13 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.
35.14 Choice of Law. This Lease shall be governed by the laws of the State of California.
35.15 Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable as attorneys’ fees. In addition, should it be necessary for Landlord to employ legal counsel to enforce any of the provisions herein contained, Tenant agrees to pay all attorneys’ fees and court costs reasonably incurred.
35.16 Sale of Premises by Landlord. In the event of any sale of the Premises by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligation contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease.
35.17 Subordination and Attornment. Upon request of the Landlord, Tenant will in writing subordinate its rights hereunder to the lien of any mortgage or deed of trust, to any bank, insurance company or other lending institution, now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease. The provisions of this Section 35.17 to the contrary notwithstanding, and so long as Tenant is not in default hereunder, this Lease shall remain in full force and effect for the full term hereof.
35.18 Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other shall be in writing. All notices and demands by the Landlord to the Tenant shall be sent by certified mail, return receipt requested, postage prepaid, or delivered in person addressed to the Tenant at the Premises, at the address hereinbelow, or to such other place as Tenant may from time to time designate in a notice to the Landlord. All notices and demands by the Tenant to the Landlord shall be sent by certified mail, return receipt requested, postage prepaid, or delivered in person addressed to the Landlord at the address set forth herein, and to such other person or place as the Landlord may from time to time designate in a notice to the Tenant.
     To Landlord at: c/o Citadel Equities Group, 1512 Eureka Road, Suite 130, Roseville, CA 95661
     To Tenant at: 9083 Foothills Boulevard, Suite 300, Roseville, CA 95747
35.19 Tenant’s Statement. Tenant shall at any time and from time to time, upon not less than five (5) days prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing as follows:
     (a) Certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and
     (b) Acknowledging that there are not, to Tenant’s knowledge, any incurred defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed, and
     (c) Setting forth the date of commencement of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrance of all or any portion of the real property of which the Premises are a part.
35.20 Authority of Tenant. If Tenant is a corporation, each individual executing this lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation.
35.21 Exhibits. The following Exhibits are attached to this Lease after the signatures and are incorporate herein by reference:

Exhibit A-1 - Site Plan	Exhibit D - Sign Criteria
Exhibit A-2 - Floor Plan of Premises	Exhibit E - Rules & Regulations
~~[Exhibit B - Landlord’s Work Letter]~~	Exhibit F — 2002 Adjustment Budget
~~[Exhibit C - Tenant’s Work]~~	~~[Exhibit G - Guaranty Of Lease]~~
36 Addendum Attached.

LANDLORD:	TENANT:

EUREKA DEVELOPMENT COMPANY LLC	SIERRA LOGIC, a Delaware Corporation

BY:	BY:

Douglas M. Sutherland, Member
DATE:	DATE:

BY:	BY:

DATE:	DATE:

BUSINESS CENTER LEASE ADDENDUM — ARTICLE 36
This Addendum is to the Business Center Lease dated March 18, 2003 in which Eureka Development Company LLC, a California Limited Liability Company is hereby referred to as “Landlord” and Sierra Logic, a Delaware Corporation is hereby referred to as “Tenant”.
36.1 Tenant’s Failure to Maintain. In the event Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts as are reasonably required so to maintain Premises. In the event Tenant fails promptly to commence such work or diligently prosecute the same to completion, Landlord may but is not obligated to do such acts and expend such fund at the expense of Tenant as are reasonably required to perform such work. Landlord shall be paid by Tenant promptly after demand with interest at ten percent (10%) per annum from the date of such work. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such work or by reason of undertaking the repairs required by Section 12 above.

36.2 Installation of Fixtures. It is mutually agreed that in order to expedite the commencement of Tenant’s business in the Premises, Tenant may enter upon the Premises for the purpose of installing trade fixtures and furnishings during the construction period, provided that such activity on the part of Tenant shall be done only in such manner as not to interfere with construction and that Landlord shall not be liable to Tenant for damage to or loss of such fixtures, equipment or furnishing, Tenant accepting the full risk for such damage or loss, if any. Tenant shall pay for all utilities, consumed by Tenant or it’s contractors in preparing the Premises for the opening of Tenant’s business.
36.3 Merchants Association. Deleted.
36.4 Prohibited Uses.
     (a) Tenant agrees that it will not use or permit any person to use the Premises for a second-hand store, auction, distress or fire sale, or bankruptcy or going-out-of-business sale (whether or not pursuant to any insolvency proceedings), or for any use or purpose in violation of any governmental law or authority, and that Tenant shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations and requirements now in force of which may hereinafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, or not related or afforded by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rules, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant.
     (b) Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other Tenants or occupants of the building of which the Premises may be a part or any other building in the shopping center, or injure or annoy them, or use or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or allow to be committed any waste in or upon the Premises. Tenant shall keep the Premises in a clean and wholesome condition, free of any objectionable noises, odors or nuisance.
36.5 Execution of Lease, No Option. The submission of this Lease to Tenant shall be for examination purposes only and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest by Tenant in, the Premises or any other Premises situated in the shopping center. Execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to the Tenant.
36.6 Insolvency of Tenant. Tenant agrees that in the event all or substantially all of its assets be placed in the hands of a receiver or trustee, and in the event such receivership of trusteeship continue for a period of ten (10) days, or should Tenant make assignment for the benefit of creditors, or be adjudicated a bankrupt, or should Tenant institute any state or federal bankruptcy act wherein Tenant seeks to be adjudicated a bankrupt, or seeks to be discharged of its debts, or should any voluntary proceeding be filed against such Tenant under such bankruptcy laws and Tenant consents thereto or acquiesces therein by pleading or default, then this Lease or any interest in and to the demised Premises shall not become an asset in any of such proceedings and in any of such events and in addition to any and all rights or remedies of Landlord hereunder of as provided by law, it shall be lawful for Landlord at his option to declare the term hereof ended and to re-enter the demised Premises and take possession hereof and remove all persons therefrom and Tenant shall have no further claim therein or hereunder.
36.7 Tenant’s Insurance. Tenant’s insurance as stated in Section 8 of the Lease, shall include Owner as additionally insured. Tenant shall furnish to Landlord within twenty (20) days prior to Tenant’s taking possession of the Premises, evidence of Tenant’s insurance.
36.8 Insufficient Funds Checks. Checks returned by Tenant’s bank for insufficient funds or closed accounts will be subject to a $25.00 check charge, in addition to applicable late charges, which will be paid immediately to Landlord.
36.9 Jurisdiction. Referenced paragraph 31, Placer County will be jurisdiction and venue of the action concerning the Lease agreement. This lease will be interpreted subject to the laws of the State of California.
36.10 Tenant Improvements. All Tenant Improvements as specified will be performed in accordance with local building code standards in effect at the time lease agreement is executed. Tenant agrees to install and pay for any improvements, changes or alterations in the Premises required by any governmental authority provided that such changes are caused and peculiar to the business of Tenant in the Premises. Landlord agrees to install and pay for any improvements, changes or alterations in the Premises required by any governmental authority provided that such changes are required generally for similar buildings in the area and are not specifically directed to Tenant’s business in the Premises. Tenant shall not be responsible to cure or pay for the retrofit of any condition of the building which existed prior to the Lease date, nor shall Tenant be responsible for the removal or remediation of any asbestos or other toxic or hazardous substance. Tenant is responsible for obtaining all necessary permits, approvals and licenses to occupy the Premises and operate Tenant’s business therein prior to opening for business. Landlord, at Landlord’s sole cost and expense, shall patch walls, touch up paint, repair damaged ceiling tiles, clean carpets and provide a Tenant Improvement Allowance of THREE THOUSAND AND NO/100 DOLLARS ($3,000.00) for HVAC work.

36.11 Tenant shall deposit with Landlord upon execution of this Lease:

1.	Security Deposit	$11,730.00

2.	First Chargeable Month’s Rent	$11,730.00

	Total Deposit:	$23,460.00
36.12 Exhibit “F” attached hereto is the Landlord’s estimate for the 2002 Rental Adjustments pursuant to Article 7.2 of this Lease. Tenant shall pay rental adjustments commencing with Tenant’s occupancy as called for in said Article 7.2.
36.13 If necessary, Tenant shall supply all window coverings, at Tenant’s sole cost and expense. Said window coverings must be one (1) inch wide horizontal metal blinds in silver, cream or white. No other colors or materials are approved.
36.14 Hazardous Materials: Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, subleases or invitees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. (except for customary office supplies including toner and soldering material).
36.15 Termination Clause: Tenant shall have the right to exercise an option to terminate the Lease term at the expiration of thirty-six (36) months of paying rent. Tenant shall agree to reimburse the Landlord all unamortized Tenant Improvement costs and Lease commissions for the remainder term.
36.15 Right of First Refusal: Tenant shall have a continuing first right of refusal on all spaces contiguous to Tenant’s Premises. All space taken under the terms of first right of refusal shall be at identical terms and conditions to those of the base Lease, including base Lease rates and Tenant Improvement Allowances, subject to existing tenant’s rights.
36.16 Option to Expand: If Tenant needs to expand by fifty percent (50%) or greater, then Landlord shall release Tenant from that Lease and negotiate for space in another property owned by the Landlord.
36.17 Satellite Requirement: Tenant shall have the right, subject to Landlord’s consent, not to be unreasonably withheld, to install a satellite dish on the roof or the side of the building in a location to be satisfactory to both Landlord and Tenant. Prior to installation, Tenant shall submit to Landlord elevations and specifications for the satellite dish. Tenant shall be responsible for removing the dish from its location and repairing any damage caused by such removal. There shall be no additional rental paid to Landlord as a result of any satellite dish use and/or installation.
36.18 Option to Renew: Landlord hereby grants to Tenant the option to renew this Lease for two (2) additional terms of five (5) years each, upon the same terms and conditions as herein contained, except as modified by this section provided that Tenant not be in default under this Lease at the time the option is exercised or upon commencement of the extended term. The new base year is reset to the first option year. The option to renew shall not include broker’s commission for the option period, free rent/pre-occupancy, additional option period, and/or new tenant improvements. In the event Tenant desires to exercise its option to extend, Tenant shall so notify Landlord in writing at least six (6) months prior to the expiration of the term. Landlord shall then, within fifteen (15) days after the receipt of said notice, notify Tenant in writing of the new base monthly rent to apply during the extension period. Within fifteen (15) days after receipt of Landlord’s notice, Tenant shall give written notice to the Landlord either excepting the proposed new base monthly rent or stating its exception to such proposal and appointing a real estate broker who is experienced in leasing similar type business properties. Within ten (10) days after receipt of such notice, Landlord shall designate a similarly qualified real estate broker and give written notice thereof to Tenant. The two brokers so appointed shall select and appoint in writing a third party similarly qualified real estate broker and then give written notice thereof to Landlord and Tenant. The broker so appointed shall promptly fix a time for the completion of the appraisal, which shall be no later than thirty (30) days from the date of appointment of the last broker. Broker shall notify Landlord and Tenant as to the date fixed for the completion of that appraisal. On that date, the brokers and Landlord and tenant shall meet and brokers shall each submit their appraisal of fair rental value of the Premises for use then being made of the Premises in writing in the usual form to Landlord and Tenant, and the fair rental value shall be determined by taking the numerical average (mean) of the two (2) appraisal figures which are the closest together, provided however, that such appraisals shall reasonably reflect the fair rental value of the Premises. Each of the parties hereto shall pay for the services of his appointee broker and one-half (1/2) of the cost of the services of the third broker. Fair market rental value for the purpose of this Lease shall mean the then prevailing rent for premises comparable in size to the premises located in buildings comparable in size, age, quality to, in the general vicinity of the Building and leased on terms comparable to the terms contained in this lease. In no event shall the Base Monthly Rent for the option period be less that the Base Monthly Rent for the previous term of this Lease.
36.19 Signage: Landlord shall grant Tenant the right to place its sign on the building monument. Signage shall conform to both Landlord’s and the City of Roseville’s signage criteria and specifications. Tenant shall pay the cost of installation and maintenance of said signage. Landlord to provide suite and listing directory signage at Landlord’s expense.
36.20 Parking: Tenant shall be permitted to park 41 cars on a non-exclusive basis in areas designated by Landlord for parking. Tenant shall abide by and all parking regulations and rules established by Landlord or Landlord’s parking operator.

AGREED AND ACCEPTED:
LANDLORD:	TENANT:
EUREKA DEVELOPMENT COMPANY LLC	SIERRA LOGIC, a Delaware Corporation

BY:	BY:

DATE:	DATE:

BY:	BY:

DATE:	DATE:

BUSINESS CENTER LEASE ADDENDUM ONE — ARTICLE 36
This Addendum One is to the Business Center Lease dated March 18, 2003 in which Eureka Development Company LLC, a California Limited Liability Company is hereby referred to as “Landlord” and Sierra Logic, a Delaware Corporation is hereby referred to as “Tenant”.
36.21.1 Rent Schedule.

Months	Rent
01-03	Free*
04-15	$1.15	*
16-27	$1.20	*
28-39	$1.25	*
40-51	$1.30	*
52-63	$1.35	*
     *Plus NNN, utilities and janitorial.

AMENDMENT #1
LEASE BETWEEN EUREKA DEVELOPMENT COMPANY LLC AND
SIERRA LOGIC, INC DATED MARCH 18, 2003
JUNE __, 2004
The last two sentences of Article 6 (“Security Deposit”) of the Lease between Eureka Development Company LLC and Sierra Logic, Inc. dated March 18, 2003 shall be amended as follows:
“Tenant shall also provide a letter of credit equal to $100,000 which shall be released within ten (10) days of Tenant providing its income statement to show that Tenant’s business has become profitable for three consecutive months. Tenant’s income statement shall be prepared in accordance with generally accepted accounting principles. Release of the letter of credit shall only occur if Tenant is not in default of their Lease and shall be at Landlord’s sole discretion, which shall not be unreasonably withheld.”

LANDLORD:	TENANT:
Eureka Development Company LLC	Sierra Logic, Inc.
By:	By:
Date:	Date:

BUSINESS CENTER LEASE ADDENDUM TWO
DATED OCTOBER 8, 2003
This Addendum One is to the Business Center Lease dated March 18, 2003 in which Eureka Development Company LLC, a California Limited Liability Company is hereby referred to as “Landlord” and Sierra Logic, a Delaware Corporation is hereby referred to as “Tenant”.
ARTICLE 2
PREMISES
Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain space (herein called “Premises”), having dimensions of approximately 15,460 combined square feet of floor area. The Premises are situated within building 9083 Foothills Boulevard (±10,200 square feet) and 9087 Foothills Boulevard (±5,260 square feet) (the “Building”) within the Blue Oaks Technical Center (the “Center”). The location, address and dimensions of the Building and the Premises are delineated on Exhibit “A” attached hereto and incorporated herein by reference. Said Premises and the Center are located at 9083 Foothills Boulevard, Suite 300 and 9087 Foothills Boulevard, Suite 750. in the City of Roseville, County of Placer, State of California. The Common Area is defined in Article 25.
This Lease is subject to the terms, covenants and conditions herein set forth and the Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.
4.1 Initial Minimum Rent. Tenant agrees to pay to Landlord as minimum rent (“Minimum Rent”), without notice or demand, the monthly sum of $11,730.00 for Suite 300 and $6,049.00 for Suite 750 for a total of SEVENTEEN THOUSAND SEVEN HUNDRED SEVENTY-NINE AND NO/100ths Dollars ($17,779.00), in advance, on or before the first day of each and every successive calendar month during the term hereof, except that the first month’s rent shall be paid upon the execution hereof. Rent for any period which is for less than one (1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said rental shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America and at such place as Landlord may from time to time designate in writing. Payments shall be coterminous on the expansion suite at 9087 Foothills with the initial Lease at 9083 Foothills.
5.1 Commencement. [ ~~The Lease term shall be sixty-three (63) Months, plus any partial month in which the rental commences. The parties hereto acknowledge that certain obligations under various articles hereof may commence prior to the Lease term, i.e., construction, hold harmless, liability insurance, etc.; and the parties agree to be bound by these articles prior to commencement of the Lease term. The lease term shall commence (“Commencement Date”) (check applicable box): ]~~
☒	On December 1, 2003 or upon substantial completion of the Landlord’s Tenant Improvement work, the lease term of 9083 and 9087 Foothills shall be coterminous , if the Premises are being leased in its “as is” condition or subject to such incidental work as is to be performed by Landlord prior to said date (this work, if any, to be set forth in the attached Exhibit “B-1” attached hereto and incorporated herein by reference and, in this latter event, the rental shall commence on said date only if Landlord shall have substantially completed said work).
ARTICLE 6
SECURITY DEPOSIT
Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of ELEVEN THOUSAND SEVEN HUNDRED THIRTY AND no/100ths Dollars ($11,730.00) and an additional $6,049.00, which combined with the original security deposit of $11,730.00 shall be $17,779.00 in addition to the first month’s rent. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provisions of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord option, to the last assignee of Tenant’s interest hereunder) within ten (10) days following the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, said deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Article 6, and the return thereof in accordance herewith. The holder of a mortgage on property which includes the Premises shall never be responsible to Tenant for the return or application of any such deposit, whether or not such holder succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder. Tenant shall also provide a letter of credit equal to one (1) year’s equivalent of rent ($140,760.00) which shall be released within ten (10) days of Tenant’s next round of funding after Landlord has had a chance to review all documentation with regards to burn rate and financial information. This shall occur only if Tenant is not in default of their Lease and shall be at Landlord’s sole discretion, which shall not be unreasonably withheld.
36.11 Tenant shall deposit with Landlord upon execution of this Addendum:

1.	Security Deposit	$6,049.00
2.	First Chargeable Month’s Rent	$6,049.00

	Total Deposit:	$12,098.00

AGREED AND ACCEPTED:
LANDLORD:		TENANT:
EUREKA DEVELOPMENT COMPANY LLC		SIERRA LOGIC, a Delaware Corporation
BY:	Douglas M. Sutherland, Member	BY:
DATE:		DATE:
BY:		BY:
DATE:		DATE:

BUSINESS CENTER LEASE ADDENDUM THREE
DATED OCTOBER 8, 2003
Superceeds Addendum Two
This Addendum Three is to the Business Center Lease dated March 18, 2003 in which Eureka Development Company LLC, a California Limited Liability Company is hereby referred to as “Landlord” and Sierra Logic, a Delaware Corporation is hereby referred to as “Tenant”.
ARTICLE 2
PREMISES
Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain space (herein called “Premises”); having dimensions of approximately 18,042 combined square feet of floor area. The Premises are situated within building 9083 Foothills Boulevard (±10,200 square feet) and 9087 Foothills Boulevard (±7,842 square feet) (the “Building”) within the Blue Oaks Technical Center (the “Center”). The location, address and dimensions of the Building and the Premises are delineated on Exhibit “A” attached hereto and incorporated herein by reference. Said Premises and the Center are located at 9083 Foothills Boulevard, Suite 300 and 9087 Foothills Boulevard, Suite 750 in the City of Roseville, County of Placer, State of California. The Common Area is defined in Article 25.
This Lease is subject to the terms, covenants and conditions herein set forth and the Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.
4.1 Initial Minimum Rent. Tenant agrees to pay to Landlord as minimum rent (“Minimum Rent”), without notice or demand, the monthly sum of $11,730.00 for Suite 300 and $9,018.30 for Suite 750 for a total of TWENTY THOUSAND SEVEN HUNDRED FORTY-EIGHT AND 38/100ths Dollars ($20,748.38), in advance, on or before the first day of each and every successive calendar month during the term hereof, except that the first month’s rent shall be paid upon the execution hereof. Rent for any period which is for less than one (1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said rental shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America and at such place as Landlord may from time to time designate in writing. Payments shall be coterminous on the expansion suite at 9087 Foothills with the initial Lease at 9083 Foothills.
5.1 Commencement. [ ~~The Lease term shall be sixty-three (63) Months, plus any partial month in which the rental commences. The parties hereto acknowledge that certain obligations under various articles hereof may commence prior to the Lease term, i.e., construction, hold harmless, liability insurance, etc.; and the parties agree to be bound by these articles prior to commencement of the Lease term. The lease term shall commence (“Commencement Date”) (check applicable box): ]~~
☒	On July 1, 2004 (plus any temporary occupancy) or upon substantial completion of the Landlord’s Tenant Improvement work. The lease term of 9083 and 9087 Foothills shall be coterminous , if the Premises are being leased in its “as is” condition or subject to such incidental work as is to be performed by Landlord prior to said date (this work, if any, to be set forth in the attached Exhibit “B-1” attached hereto and incorporated herein by reference and, in this latter event, the rental shall commence on said date only if Landlord shall have substantially completed said work).
ARTICLE 6
SECURITY DEPOSIT
Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of ELEVEN THOUSAND SEVEN HUNDRED THIRTY AND no/100ths Dollars ($11,730.00) and an additional $6,049.00, which combined with the original security deposit of $11,730.00 shall be $17,779.00 in addition to the first month’s rent. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provisions of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord option, to the last assignee of Tenant’s interest hereunder) within ten (10) days following the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, said deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Article 6, and the return thereof in accordance herewith. The holder of a mortgage on property which includes the Premises shall never be responsible to Tenant for the return or application of any such deposit, whether or not such holder succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

Tenant shall also provide a letter of credit in the amount of $100,000.00, which shall be released within ten (10) days of Tenant’s next round of funding after Landlord has had a chance to review all documentation with regards to burn rate and financial information. This shall occur only if Tenant is not in default of their Lease and shall be at Landlord’s sole discretion, which shall not be unreasonably withheld.
36.11 Tenant has deposited with Landlord:

1.	Security Deposit	$6,049.00
2.	First Chargeable Month’s Rent (Partial)	$6,049.00

	Total Deposit:	$12,098.00

AGREED AND ACCEPTED:

LANDLORD:	TENANT:
EUREKA DEVELOPMENT COMPANY LLC	SIERRA LOGIC, a Delaware Corporation

BY:	BY:

DATE:	DATE:

BY:	BY:

DATE:	DATE: